EXHIBIT 2

AGREEMENT OF
NEXTEL COMMUNICATIONS, INC.
AND
UNRESTRICTED SUBSIDIARY FUNDING COMPANY
PURSUANT TO RULE 13d-1(k)

     The undersigned hereby agree that the Schedule 13G to which this Agreement is annexed as Exhibit 2 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the Schedule 13G is true, complete and correct.

February 9, 2004

NEXTEL COMMUNICATIONS, INC.

	By:	/s/ Gary D. Begeman

Gary D. Begeman Vice President and Deputy General Counsel

UNRESTRICTED SUBSIDIARY FUNDING COMPANY

	By:	/s/ Gary D. Begeman

Gary D. Begeman Vice President

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